Exhibit 10.49
LSI LOGIC CORPORATION
2003 EQUITY INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
     LSI Logic Corporation (the “Company”) hereby grants you Abhijit Y. Talwalkar (the “Employee”), a nonqualified stock option under the Company’s 2003 Equity Incentive Plan (the “Plan”), to purchase shares of common stock of the Company (“Shares”) effective as of the date (the “Grant Date”) indicated on the Notice of Grant of Stock Options (the “Notice of Grant”) to which this agreement is attached and which are collectively referred to as the “Agreement.” In general, the latest date this option shall expire is the expiration date indicated on the Notice of Grant (the “Expiration Date”). However, as provided in this Agreement, this option may expire earlier than the Expiration Date. Subject to the provisions of the Notice of Grant, this Agreement and of the Plan, the principal features of this option are as follows:
IMPORTANT:
     Your signature to the Notice of Grant indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Notice of Grant, this Agreement and the Plan. For example, important additional information on vesting and forfeiture of the Shares covered by this grant is contained in the Notice of Grant. PLEASE BE SURE TO READ ALL OF THE NOTICE OF GRANT, WHICH CONTAINS CERTAIN SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.
TERMS AND CONDITIONS OF THE NONQUALIFIED STOCK OPTION
     1. Grant of Option. The Company hereby grants to the Employee under the Plan, as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his or her services, a nonqualified stock option to purchase, on the terms and conditions set forth in this Agreement and the Plan, all or any part of an aggregate of the number of Shares listed in the Notice of Grant.
     2. Exercise Price. The purchase price per Share for this option (the “Exercise Price”) shall be the option price listed in the Notice of Grant.
     3. Vesting Schedule. Except as otherwise provided in this Agreement, the right to exercise this option is scheduled to vest in the amounts and on the dates shown on the Notice of Grant.
     In the event the Employee is terminated by the Company without Cause (as defined in the Employment Agreement entered into between the Employee and Company and dated May 23, 2005 (the “Employment Agreement”)) or voluntarily terminates for Good Reason (as defined in the Employment Agreement) other than In Connection with a Change of Control (as defined in the Employment Agreement), then twenty-five percent (25%) of the total number of Shares subject to the option, less the number of Shares vested prior to the termination date, shall become fully vested and exercisable.
     In the event the Employee is terminated by the Company without Cause (as defined in the Employment Agreement) or voluntarily terminates for Good Reason (as defined in the Employment Agreement) and such termination is In Connection with a Change of Control (as defined in the Employment Agreement), then one hundred percent (100%) of the Shares subject to the option shall become fully vested and exercisable.

     4. Termination of Service.
     In the event the Employee is terminated by the Company without Cause (as defined in the Employment Agreement), voluntarily terminates for Good Reason (as defined in the Employment Agreement) or is terminated due to Employee’s death or Disability, the Employee may, within twelve (12) months after the date of such termination, or prior to the Expiration Date, whichever shall first occur, exercise any then vested but unexercised portion of this option. In the event the Employee is terminated by the Company for Cause (as defined in the Employment Agreement) or voluntarily terminates without Good Reason (as defined in the Employment Agreement) for any reason other than Disability or death, the Employee may, within three (3) months after the date of such termination, or prior to the Expiration Date, whichever shall first occur, exercise any then vested but unexercised portion of this option.
     5. Persons Eligible to Exercise Option. Except as provided in this Agreement above or as otherwise determined by the Committee in its discretion, this option shall be exercisable during the Employee’s lifetime only by the Employee.
     6. Option is Not Transferable. Except as otherwise expressly provided herein, this option and the rights and privileges conferred hereby may not be transferred, pledged, assigned or otherwise hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, pledge, assign, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this option and the rights and privileges conferred hereby immediately shall become null and void.
     7. Exercise of Option. This option may be exercised by the person then entitled to do so as to any Shares which may then be purchased (a) by giving notice of exercise by way of such form, time, place and/or manner as the Company may designate, (b) providing full payment of the Exercise Price (and the amount of any income tax the Company determines is required to be withheld by reason of the exercise of this option or as is otherwise required under paragraph 10 below), and (c) giving satisfactory assurances in the form or manner requested by the Company that the Shares to be purchased upon the exercise of this option are being purchased for investment and not with a view to the distribution thereof. If the option is to be exercised through a stock broker-assisted transaction, the option must be exercised while the applicable stock market is open for trading and before the option otherwise expires.
     8. Conditions to Exercise. Except as provided in paragraph 7 above, or as otherwise required as a matter of law, and as so specified by the Company at any time, the Exercise Price for this option may be paid through such procedures as the Company may announce from time to time. As of the date of grant of this option, the purchase price for the exercise of this option may be paid through the procedures indicated on the stock administration website on the LSI Logic intranet. Notwithstanding the foregoing, the Company may, in its discretion, require the Employee to exercise this option using a special sale and remittance procedure (a “Cashless Exercise”) pursuant to which the Employee provides irrevocable instructions to a brokerage firm to effect the immediate sale of all or part of the option Shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any required withholding taxes.
     9. Tax Withholding and Payment Obligations. The Company shall assess its requirements regarding tax, social insurance and any other payroll tax withholding and reporting in connection with this option, including the grant, vesting or exercise of this option or sale of Shares acquired pursuant to the exercise of this option (“tax-related items”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s actions in this regard, the Employee hereby acknowledges and agrees that the ultimate liability for any and all tax-related items is and remains his or her responsibility and liability and that the Company (a) makes no representations or undertaking regarding treatment of any tax-related items in connection with any aspect of this option grant, including the grant, vesting or exercise of this option and the subsequent sale of Shares acquired pursuant to the exercise of this option; and (b) does not commit to structure the terms of the grant or any aspect of this option to reduce or eliminate the Employee’s liability regarding tax-related items. In the event the Company determines that it and/or an Affiliate must withhold or collect any tax-related items as a result of the Employee’s participation in the Plan, the Employee agrees as a condition of the grant of this option to make arrangements satisfactory to the Company to enable it to satisfy all withholding and/or collection requirements. The Employee authorizes the Company and/or an Affiliate to withhold all applicable withholding taxes from the Employee’s wages or other cash compensation due to the Employee. Furthermore, the Employee agrees to pay the Company and/or an Affiliate any amount of taxes the Company and/or an Affiliate may be required to withhold or collect as a result of the Employee’s participation in the Plan that cannot be satisfied by deduction from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or an Affiliate. The Employee acknowledges that he or she may not exercise this option unless the tax withholding and/or collection obligations of the Company and/or any Affiliate are satisfied.
     10. Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the purchase of Shares hereunder, this option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
     11. Change in Control. In the event of a Change in Control (as defined in the Employment Agreement), this option shall be subject to the definitive agreement governing such Change in Control. Such agreement, without the Employee’s consent and notwithstanding any provision to the contrary in this Agreement or the Plan, may provide for one or more of the following: (a) the assumption of this option by the surviving corporation or its parent; (b) the substitution by the surviving corporation or its parent of options with substantially the same terms as this option; (c) the substitution by the surviving corporation or its parent of other awards having a value at least equal to the value as this option; (d) the conversion of this option into an option to purchase the consideration received by the stockholders of the Company in the Change in Control; (e) the termination of this option after the Company shall have provided the Employee with the ability to exercise this option, to the extent, for a period of fifteen (15) days or less before the consummation of the Change in Control; or (f) the cancellation of this option after payment to the Employee of an amount in cash or cash equivalents equal to (A) the fair market value of the Shares subject to this option at the time of the Change in Control minus (B) the Exercise Price of the Shares subject to this option at the time of the Change in Control. The Committee may, in its sole discretion, accelerate the exercisability and vesting of this option in connection with any of the foregoing alternatives.
     12. No Rights of Stockholder. Neither the Employee (nor any transferee) shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable pursuant to the exercise of this option, unless and until certificates representing such Shares

(which may be in book entry form) have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (or transferee).
     13. No Effect on Employment or Future Awards. The Employee’s employment with the Company and its Affiliates is on an at-will basis only, subject to the provisions of applicable law and the terms of the Employment Agreement. Accordingly, subject to any separate, written, express employment contract with the Employee, nothing in this Agreement or the Plan shall confer upon the Employee any right to continue to be employed by the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company or the Affiliate, which are hereby expressly reserved, to terminate the employment of the Employee at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company or the Affiliate employing the Employee. For purposes of this Agreement, the transfer of employment of the Employee between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination. In addition, a leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Affiliate employing the Employee, as the case may be, shall not be deemed a termination for the purposes of this Agreement. The Employee’s grant of the option pursuant to this Agreement does not confer upon the Employee the right to be selected to receive any future Award under the Plan.
     14. Legal and Tax Consultation. The Employee acknowledges that the Corporation has advised the Employee to consult his or her independent tax advisor with respect to legal and tax consequences of the Option, and the Employee has consulted with any legal or tax advisors that the Employee deems necessary and is not relying on the Company for any legal or tax advice.
     15. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Stock Administration Department, at LSI Logic Corporation, 1621 Barber Lane, Milpitas, California 95035, or at such other address as the Company may hereafter designate in writing.
     16. Other Benefits. Nothing contained in this Agreement shall affect the Employee’s right to participate in and receive benefits under and in accordance with the then current provisions of any insurance or other employee welfare plan or program of the Company or any Affiliate
     17. Maximum Term of Option. Notwithstanding any other provision of this Agreement, this option is not exercisable after the Expiration Date.
     18. Binding Agreement. Subject to the limitation on the transferability of this option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
     19. Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan. This option is not an incentive stock option as defined in Section 422 of the Internal Revenue Code. The Company may, in its discretion, issue newly issued shares or treasury shares pursuant to this option.

     20. Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
     21. Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.
     22. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
     23. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Except as otherwise provided herein, modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.
     24. Governing Law. This Option Agreement is governed by the laws of the state of California, United States, without any reference to its conflicts of law provisions.
     25. Amendment, Suspension, Termination. By accepting this option, the Employee expressly warrants that he or she has received an option to purchase stock under the Plan, and has received, read and understood the prospectus for the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.
     26. Acknowledgment and Waiver. By participating in the Plan, and accepting the grant of the option, the Employee agrees and acknowledges that:
(a)	the Employee’s participation in the Plan is voluntary;
(b)	the value of the option granted pursuant to this Agreement is an extraordinary item of compensation, which is outside the scope of the Employee’s employment arrangement and the option granted pursuant to this Agreement is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments, except as may be specifically provided for by the applicable plan or agreement;
(c)	the future value of the Shares subject to the option granted pursuant to this Agreement is unknown and cannot be predicted with certainty, and the Company makes no express or implied promise about the financial gain or loss to be achieved through participation in the Plan;
(d)	the option has been granted to the Employee in the Employee’s status as an employee of the Company and can in no event be understood or interpreted to mean that an entity other than the Employee’s employer has an employment relationship with the Employee;
(e)	no claim or entitlement to compensation or damages arises from the expiration of the term of the option granted pursuant to this Agreement, or diminution in value of the option, or Shares purchased under the Plan, and if the Employee did acquire any such rights, the Employee is deemed to have irrevocably released the Company from any such claim or entitlement that may arise by accepting the option, to the extent permitted by applicable law; and
(f)	the Company does not commit to and has no obligation to structure the terms of or any aspect of the option granted pursuant to this Agreement in order to reduce or eliminate the Employee’s liability for income taxes, social insurance taxes or other applicable taxes.
     27. Data Privacy. As a condition of participating in the Plan, if the Employee resides outside the United States, he or she:
(a)	consents to the collection, use, processing, and transfer, in electronic or other form, of personal data described in this Section 26 by and among the Company for the exclusive purpose of implementing, administering or managing his or her participation in the Plan;
(b)	understands that the Company may hold certain personal information about the Employee, including but not limited to name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, purchased, or outstanding in the Employee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”);
(c)	understands that Data may be transferred to any third parties assisting the Company in the administration of the Plan;
(d)	understands that the recipients of Data may be located within or outside the Employee’s country of residence, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Employee’s country of residence;
(e)	authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing,

administering or managing the Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or any subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Plan;
(f)	understands that Data will be held only as long as necessary to implement, administer or manage the Employee’s participation in the Plan;
(g)	understands that the Employee may, at any time, review the Data, require any necessary amendments to Data or withdraw the consents herein in writing by contacting the Company; and
(h)	understands that withdrawing the Employee’s consent may affect the Employee’s ability to participate in the Plan.
     28. Translation. If this Option Agreement or any other document related to the Plan is translated into a language other than English, and if the translated version is different from the English language version, the English language version will take precedence.